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                                  EXHIBIT 99-2


                            STOCK PURCHASE OPTION


      This Agreement, dated effective March 10, 1996, is made between China Strategic Holdings Limited (the "Corporation") and Harlequin Investment Holdings Limited ("Optionee").


      1. GRANT. Subject to the terms of this Agreement, the Corporation grants to Optionee the right and option (the "Option") to purchase up to 8.0 million shares (the "Shares") of the common stock of the Corporation, par value $0.01 each, at the purchase price of $0.0302 per Share.


      2. EXERCISE. Subject to paragraph 4 hereof, the Option is exercisable in whole or in part at any time before March 31, 2001. The Option shall be exercisable only by Optionee's delivery to the Corporation of the Notice of Exercise attached hereto as Exhibit I executed by Optionee, together with a cashiers check payable to the Corporation in the amount of the purchase price for the Shares as to which the Option is exercised. Unless terminated earlier pursuant to paragraph 4, the Option shall terminate on March 31, 2001 and the Notice of Exercise must be delivered to the Corporation before such date.

      3. STOCK SPLIT, ETC. If the Corporation, by stock dividend, split, reverse split, reclassification of shares, changes as a whole the outstanding shares of its capital stock into a different number or class of shares, then;

             (a) the number and class of shares so changed shall for purposes of the Option replace the shares outstanding immediately prior to the change; and

             (b) the purchase price in effect, and the number of Shares purchasable under the Option, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted.

      4. STATUS. The option shall not entitle Optionee to any voting rights or other rights as a shareholder, or to any other rights whatsoever except those rights specified herein. No dividends shall be payable or shall accrue on the Option or on the Shares until and except to the extent the Option is exercised.

      5. OPTIONEE MATTERS. Optionee represents and warrants to and covenants with the Corporation as follows:

             (a) Optionee has such knowledge and experience in business and investment matters that Optionee is capable of evaluating the merits and risks of any decision by Optionee to exercise the Option.

             (b) All Shares which Optionee acquires pursuant to the exercise of the Option will be acquired for investment purposes only and not with a view toward resale or distribution.

      6. NOTICE. Any notice required or permitted to be given or delivered hereunder shall be effective when hand delivered or, whether or not actually received,

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three days after being mailed by certified mail, return receipt requested, to the party entitled to receive such notice at the address set forth on the signatory page hereof. Each party may change its address for notice to the other party.

       7. ENTIRE AGREEMENT. Optionee represents and warrants that Optionee is not relying on any representation, warranty or covenant from the Corporation regarding the Corporation or the Option, including its treatment for federal income tax purposes, except as may be expressly set forth herein or in any other written instrument executed contemporaneously herewith. This written document, together with any other written document executed contemporaneously herewith, represents the final agreement of the parties with respect to the subject matter of this agreement and may not be contradicted by evidence of prior or contemporaneous oral agreements of the parties. There are no unwritten oral agreements between the parties. All agreements between the Corporation and Optionee relating to Optionee's performance of clinical services at hospital emergency departments for the Corporation are not superseded hereby and shall continue in effect.

       8. FURTHER ASSURANCES. The parties shall execute such further documents and take such other actions as may be necessary or appropriate to further evidence or effectuate their agreement as set forth herein.


                                        CHINA STRATEGIC HOLDINGS LIMITED
Address:

- ------------------

                                        by: /s/  MICO CHUNG
- ------------------                         ----------------------------------


                                        HARLEQUIN INVESTMENT HOLDINGS
                                        LIMITED
Address:

NOBLE HOUSE
- ------------------
QUEENS RD
- ------------------                      by: /s/ RICHARD N. GRAY
SFP GUERNSEY                               ---------------------------------
                                           Richard N. Gray

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